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                                                                     Exhibit 4.9

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                             PREFERRED SHIP MORTGAGE

                                 $98,318,332.12

                              TRUMP INDIANA, INC.,
                                  as Mortgagor

                           One Buffington Harbor Drive
                               Gary, Indiana 46406

                                       to

                         U.S. BANK NATIONAL ASSOCIATION,
                 in its capacity as Collateral Agent under that
      certain Priority Intercreditor Agreement, dated as of March 25, 2003, as Mortgagee

                             U.S. Bank Trust Center
                              180 East Fifth Street
                            St. Paul, Minnesota 55101

                           Dated as of March 25, 2003

                                   ----------

                              Covering the whole of

                      TRUMP CASINO, Official Number 1039617

                                   ----------

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                             PREFERRED SHIP MORTGAGE

        THIS PREFERRED SHIP MORTGAGE is made as of March 25, 2003, by Trump Indiana, Inc., a Delaware corporation having its principal office at One Buffington Harbor Drive, Gary, Indiana 46406 (the "Mortgagor"), in favor of U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank"), a national banking association organized under the law of the United States of America and having its principal office at U.S. Bank Trust Center, 180 East Fifth Street, St. Paul, Minnesota 55101, in its capacity as collateral agent (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent") under that certain Priority Intercreditor Agreement, dated as of March 25, 2003 (the "Mortgagee").

                                    RECITALS

FIRST: The Mortgagor is the sole owner of the whole (100%) of the vessel TRUMP CASINO, Official Number 1039617, which is documented under and pursuant to the laws of the United States of America.

SECOND: The Mortgagor has previously executed a First Preferred Ship Mortgage effective as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the "First Preferred Ship Mortgage"), in favor of U.S. Bank, in its capacity as Collateral Agent (in such capacity, together with its successors and assigns in such capacity, the "First Mortgagee"), pursuant to that certain indenture, dated as of March 25, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "First Priority Indenture"), by and among U.S. Bank in its capacity as first priority trustee, Trump Casino Holdings, LLC ("Holdings") and Trump Casino Funding, Inc. ("Funding") as issuers (together the "First Priority Issuers"), and the Mortgagor, THCR Management Holdings, LLC, THCR Management Services, LLC, and Trump Marina Associates, L.P., and certain other subsidiaries as guarantors. Pursuant to the First Priority Indenture, the First Priority Issuers have agreed to issue $425,000,000 aggregate principal amount of 11 5/8% first priority mortgage notes due 2010 (the "First Priority Notes"). It is contemplated that the First Priority Issuers under the First Priority Indenture may, after the date hereof, issue (a) exchange notes and private exchange notes (the "First Priority Mortgage Exchange Notes") and (b) additional notes in an aggregate principal amount of up to $25,000,000 (the "Additional First Priority Mortgage Notes"; together with the First Priority Mortgage Exchange Notes and the First Priority Notes, collectively, the "First Notes") pursuant to the provisions of the First Priority Indenture. The First Notes are secured in the maximum amount of $450,000,000 by the First Preferred Ship Mortgage, which was filed with the National Vessel Documentation Center of the U.S. Coast Guard prior in time to this Mortgage.

THIRD: The First Mortgagee has consented to the Mortgagor granting this Mortgage on the U.S.-flag vessel TRUMP CASINO, Official Number 1039617, to the Mortgagee, provided that this Mortgage is subordinated to the First Preferred Ship Mortgage pursuant to the terms contained in Article VI of this Mortgage.

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FOURTH:         U.S. Bank, in its capacity as second priority trustee (in such capacity, together with its successors and assigns in such capacity, the "Second Priority Trustee") has entered into that certain indenture, dated as of March 25, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Second Priority Indenture"), with Holdings and Funding as issuers (together the "Second Priority Issuers"), and the Mortgagor, THCR Management Holdings, LLC, THCR Management Services, LLC, and Trump Marina Associates, L.P., and certain other subsidiaries as guarantors (all such guarantors, collectively, the "Guarantors"). Pursuant to the Second Priority Indenture, the Second Priority Issuers have agreed to issue $65,000,000 aggregate principal amount of 17 5/8% second priority mortgage notes due 2010 (the "Second Priority Notes"). It is expressly understood and agreed that the Second Priority Issuers under the Second Priority Indenture shall pay a portion of the interest on the Second Priority Notes by the issuance of pay-in-kind notes in an aggregate principal amount of up to $33,318,332.12 (the "PIK Notes"). It is contemplated that the Second Priority Issuers under the Second Priority Indenture may, after the date hereof, issue exchange notes and private exchange notes (the "Second Priority Mortgage Exchange Notes"; together with the PIK Notes and the Second Priority Notes, the "Notes") pursuant to the provisions of the Second Priority Indenture. In accordance with the terms of the Second Priority Indenture, the Mortgagor has executed a guarantee (the "Second Priority Guarantee") in favor of the Second Priority Trustee and for the benefit of the holders of the Notes. A copy of the Second Priority Indenture, in the form executed (with the forms of the Notes and the Second Priority Guarantee attached, but without the other exhibits), is attached hereto as Exhibit A and incorporated by reference herein, with the same force and effect as if fully set forth in this Mortgage.

FIFTH: The repayment obligations under the Notes are or will be evidenced by the Second Priority Indenture and by separate promissory notes of the Second Priority Issuers substantially in the forms attached as exhibits to the Second Priority Indenture, due and payable in the amounts and upon the terms and conditions set forth therein, to the order of the payees therein named, with interest as set forth in or by reference in the Notes.

SIXTH: The Mortgagee is the Collateral Agent under that certain Priority Intercreditor Agreement, dated as of March 25, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Priority Intercreditor Agreement"), among the Collateral Agent, the Second Priority Trustee, and U.S. Bank in its capacity as first priority trustee under the First Priority Indenture. A copy of the Priority Intercreditor Agreement, in the form executed (without the exhibits), is attached hereto as Exhibit B and incorporated by reference herein, with the same force and effect as if fully set forth in this Mortgage.

SEVENTH: Pursuant to the Second Priority Indenture and the Second Priority Guarantee, the Mortgagor has guaranteed to the Mortgagee, as Collateral Agent for the benefit of the Second Priority Trustee and the other Secured Parties (as hereinafter

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                defined), the payment and performance when due of the Secured
                Obligations (as hereinafter defined). The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Secured Obligations, and the Mortgagor therefore desires to enter into this Mortgage in order to perform the Secured Obligations.

EIGTH: The Mortgagor has duly authorized and directed the execution of this Mortgage as a preferred ship mortgage on the U.S.-flag vessel TRUMP CASINO, Official Number 1039617, under the provisions of Chapter 313 of Title 46 of the United States Code ("Chapter 313") in favor of the Mortgagee for the benefit of the Second Priority Trustee and the other Secured Parties, to secure the payment and performance of all of the Secured Obligations.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the due and prompt payment of the Secured Obligations (as defined below), including the principal thereof and interest thereon, and such additional sums as the Mortgagor may be obligated to pay under the agreements, covenants, terms and conditions contained in this Mortgage, and in order to secure the performance and observance of and compliance with all the agreements, covenants, terms and conditions contained in the Second Priority Indenture, the Notes, and the Second Priority Guarantee:

        THE MORTGAGOR hereby grants, conveys, mortgages, transfers, assigns, pledges, hypothecates, sets over and confirms unto the Mortgagee, its successors and assigns, on a subordinated basis consistent with Article VI below, the whole (100%) of the vessel TRUMP CASINO, Official Number 1039617, which is documented under and pursuant to the laws of the United States of America, together with all of its engines, boilers, machinery, covers, masts, bowsprits, boats, spars, anchors, cables, chains, rigging, tackle, capstans, fittings, tools, pumps and pumping equipment, gear, apparel, furniture, equipment, spare parts, supplies, accessions and accessories and all other appurtenances thereunto appertaining and belonging, whether now owned or hereafter acquired, whether on board or not and also any and all additions, improvements and replacements hereafter made in, for or to such vessel, or any part thereof, or in or to its equipment and appurtenances aforesaid, and all proceeds of the foregoing (all of the foregoing referred to herein as the "Vessel");

        TO HAVE AND TO HOLD the Vessel unto the Mortgagee, its successors and assigns, and to its, and its successors' and assigns' own use, benefit and behoof, forever, upon the terms set forth herein;

        PROVIDED, HOWEVER, that if the Mortgagor shall pay or cause to be paid in full to the Mortgagee all outstanding and unpaid Secured Obligations, then upon payment by the Mortgagor of any recording or other fees attendant to filing the satisfaction of this Mortgage with the National Vessel Documentation Center of the United States Coast Guard and thenceforth this Mortgage and everything herein contained shall cease and be null and void; otherwise this Mortgage shall be and remain in full force and effect; and

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        FURTHER PROVIDED, HOWEVER, that the Vessel is mortgaged to the Mortgagee subject to the following further representations, warranties, covenants, agreements, conditions and provisions of this Mortgage.

                                    ARTICLE I

                                   DEFINITIONS

        1.1 General Definitions. Capitalized terms not otherwise defined herein shall have the meanings provided in the Second Priority Indenture. The following terms shall have the respective meanings specified:

        "Person" shall have the meaning assigned to the term "person" in the Second Priority Indenture.

        "Secured Obligations" shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of the Second Priority Issuers, the Mortgagor, and any and all of the other Guarantors from time to time arising under or in respect of this Mortgage, the Second Priority Indenture, the Notes, the Second Priority Guarantee, and the other Collateral Documents (as such term is defined in the Second Priority Indenture) (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Mortgage, the Second Priority Indenture, the Second Priority Guarantee, the Notes and the other Collateral Documents), in each case whether (i) such obligations are direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, acceleration or otherwise, (ii) arising in the regular course of business or otherwise, (iii) for payment or performance, and/or (iv) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Second Priority Issuers, the Mortgagor, any other Guarantor, or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).

        "Secured Parties" shall mean, collectively, the Mortgagee in its capacity as Collateral Agent under the Priority Intercreditor Agreement, the Second Priority Trustee under the Second Priority Indenture, and the holders of the Notes.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

        The Mortgagor hereby represents, warrants, covenants and agrees as follows:

        2.1 Mortgage is Legal, Valid and Binding. This Mortgage constitutes a legal, valid and binding obligation of the Mortgagor and, upon the filing hereof with the National Vessel Documentation Center of the United States Coast Guard, will create a preferred mortgage upon the Vessel under Chapter 313 that is enforceable against the Mortgagor in accordance with its terms.

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        2.2     Title to Vessel. The Mortgagor is the sole, true and lawful owner and is lawfully possessed of the Vessel, and the Mortgagor owns all right, title and interest in and to the Vessel free and clear of all complaints in rem, libels, liens (maritime or otherwise), charges, claims, security interests, mortgages or other encumbrances of any kind or nature except for Permitted Liens.

        2.3 Citizen of United States. The Mortgagor is a citizen of the United States of America within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purpose of operating the Vessel in the U.S. coastwise trade and is entitled to own and operate the Vessel in the U.S. coastwise trade under its Certificate of Documentation.

                                   ARTICLE III

                                    COVENANTS

        The Mortgagor covenants and agrees as follows:

        3.1 Covenants in Second Priority Indenture. The Mortgagor will fully perform all covenants, agreements, obligations and conditions required of the Mortgagor in the Second Priority Indenture.

        3.2 Maintain Citizenship and Documentation of Vessel. The Mortgagor shall maintain the documentation and registry of the Vessel under the laws of the United States of America, and shall maintain the same hailing port for the Vessel as set forth in its current Certificate of Documentation unless a change of said port is authorized by the Mortgagee. The Mortgagor shall continue to be a citizen of the United States of America entitled to own and operate the Vessel in the U.S. coastwise trade under its Certificate of Documentation, which the Mortgagor shall maintain in full force and effect.

        3.3     Title to Vessel. Except to the limited extent permitted under
Section 3.11 of this Mortgage, the Mortgagor shall continue to own and possess the whole of the Vessel free from all complaints in rem, libels, liens (maritime or otherwise), charges, claims, security interests, mortgages, pledges or other encumbrances of any kind or nature except for Permitted Liens. The Mortgagor hereby does and will forever warrant and defend the title and possession of the Vessel, and each part thereof, for the benefit of the Mortgagee, against any and all claims and demands whatsoever.

        3.4 Preservation of Mortgage Lien. The Mortgagor will comply with and not permit the Vessel to be operated contrary to applicable law, including, without limitation, Chapter 313, and will take any and all such other action as may be required from time to time in order to establish, record and maintain this Mortgage as a valid preferred mortgage under Chapter 313 on the Vessel in accordance with the terms hereof.

        3.5 Transfer of Vessel. The Mortgagor shall not sell or transfer the Vessel, or place or permit the Vessel to be placed under any foreign registration or flag or change the hailing port of the Vessel, or do or suffer or permit anything to be done, including placing the Vessel under charter, which would or might adversely affect the registration or documentation of the Vessel

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under the laws or regulations of the United States of America, without the prior written consent of the Mortgagee.

        3.6 Taxes. The Mortgagor will from time to time pay or discharge or cause to be paid or discharged, as they become due and payable, all taxes, assessments, and governmental charges levied or assessed or imposed upon the Vessel; provided, however, that the Mortgagor shall have the rights to contest the same that are specified in the Second Priority Indenture.

        3.7 Seizure of Vessel. If the Vessel shall at any time, while subject to the lien hereof, be libeled, seized, detained, levied or attached under process or color of legal authority for any cause whatsoever, the Mortgagor will forthwith notify the Mortgagee in writing and, without expense to the Mortgagee, within fourteen (14) days from the time of such libel, seizure, detention, levy or attachment, either cause the Vessel to be released by filing an undertaking or stipulation or otherwise as may be lawfully permitted or furnish the Mortgagee additional security of a value acceptable to the Mortgagee. If the Mortgagor shall fail or neglect to furnish additional security to the Mortgagee or otherwise to release the Vessel from libel, seizure, detention, levy or attachment, the Mortgagee may (but need not) furnish security to release the Vessel, and if, as a result of such libel, seizure, detention, levy or attachment, the Vessel shall be sold at a marshal's sale or otherwise under legal process, any insurance money, excess proceeds and other sums recoverable with respect to the Vessel shall be paid to the Mortgagee and shall be applied against the Secured Obligations.

        3.8 Insurance. The Mortgagor will obtain and maintain insurance with respect to the Vessel as required by the Second Priority Indenture.

        3.9 Operation and Maintenance of Vessel. The Mortgagor will operate or take all actions necessary to cause the Vessel to be operated in full compliance with (a) each applicable law, treaty, convention, order, rule or regulation of the United States of America, any state or any other jurisdiction (foreign or otherwise) wherein operated or any department or agency thereof, including without limitation the Federal Maritime Commission, the U.S. Maritime Administration, the U.S. Department of Transportation, the U.S. Department of Homeland Security, the U.S. Coast Guard, the U.S. Bureau of Customs, the U.S. Department of the Treasury, and the Federal Communications Commission. The Mortgagor will not remove the Vessel from the limits of the United States of America. The Mortgagor will at all times and at its own cost and expense maintain and preserve the Vessel in good condition, working order and repair, ordinary wear and tear excepted, and will cause the Vessel to be kept fully equipped and such equipment to be kept in good condition, working order and repair, ordinary wear and tear excepted.

        3.10 Creation of Liens. Neither the Mortgagor nor any other Person (including without limitation any master or charterer of the Vessel) has or shall have any right, power or authority to create, incur or permit to be placed or imposed upon the Vessel, or any part thereof, any lien whatsoever other than the lien of the First Preferred Ship Mortgage, the lien of this Mortgage, other liens in favor of the Mortgagee, and Permitted Liens.

        3.11 Requisition of Title to Vessel. In the event that title or ownership of the Vessel shall be requisitioned, purchased or taken by any government of any country or any agent

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thereof, the lien of this Mortgage shall be deemed to attach to the claim for compensation, and the compensation, purchase price, reimbursement or award shall be payable to the Mortgagee. The Mortgagor shall promptly execute and deliver such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee of such compensation, purchase price, reimbursement or award.

        3.12 Notice of Loss or Adverse Claim. The Mortgagor shall forthwith give notice by letter and telecopy to the Mortgagee in the event of (a) the actual total loss of the Vessel, (b) any requisition of the use of or title to, or seizure or forfeiture of, the Vessel by any governmental authority or any other party, or the attachment, levying upon, filing of an action in rem against, detention, sequestration or taking into custody of the Vessel in connection with any proceeding, (c) any marshal's or other sale of the Vessel, or (d) any casualty, accident or damage to the Vessel involving an amount in excess of $1,000,000.

        3.13 Copies of Mortgage and Notice. The Mortgagor shall carry, or cause to be carried, a certified copy of this Mortgage and of any amendments and supplements hereto, or assignments hereof, on board the Vessel with the Vessel's documents and will exhibit the same or cause the same to be exhibited, on demand, to any Person having business with the Vessel that might give rise to a maritime lien thereon and to any representative of the Mortgagee. The Mortgagor shall cause to be placed and kept prominently displayed in the wheelhouse and in the Captain's cabin on the Vessel a notice reading as follows, printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, and protected from exposure to the elements:

                               NOTICE OF MORTGAGE

        This Vessel is owned by Trump Indiana, Inc., and is subject to a First Preferred Ship Mortgage in favor of U.S. Bank National Association, as first priority mortgagee and Collateral Agent, and a Preferred Ship Mortgage in favor of U.S. Bank National Association, as second priority mortgagee and Collateral Agent, under authority of Chapter 313 of Title 46 United States Code. Under the terms of said Preferred Ship Mortgage, neither the owner of this Vessel, nor any one on the owner's behalf, nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel, any lien whatsoever, other than the lien of said Mortgages and liens for wages of crew or the Master of the Vessel arising from the current voyage, for wages of stevedores when employed directly by the Vessel, or for general average or salvage.

        3.14 Further Action. From time to time the Mortgagor shall, and the Mortgagee may on behalf of the Mortgagor, execute and deliver such other and further instruments and assurances and take such other actions as in the opinion of the Mortgagee's counsel may reasonably be required to subject the Vessel more effectually to the lien hereof and to the payment of the Secured Obligations and for operation of the Vessel as herein provided, and (in case of an Event of Default) to effectuate sales as provided in Article IV hereof.

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                                   ARTICLE IV

                                     DEFAULT

        4.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

        (a) An Event of Default as such term is defined in either the Second Priority Indenture shall occur and be continuing under the Second Priority Indenture; or

        (b) The Mortgagor shall fail to perform any covenant contained herein and such failure shall continue for a period of thirty (30) days after the Mortgagor obtains notice thereof.

        4.2 Remedies. If an Event of Default shall have occurred and be continuing, then the Mortgagee may, in every case and concurrently or separately:

        (a) Exercise any or all remedies available to the Mortgagee under the Second Priority Indenture, the Notes, the Second Priority Guarantee, or the Collateral Documents, including, without limitation, acceleration of payment of all Secured Obligations;

        (b) Exercise all the rights and remedies provided: (i) under this Mortgage; and (ii) in foreclosure and otherwise given to mortgagees by the provisions of Chapter 313 and acts amendatory thereof and supplementary thereto, or the applicable law of any other jurisdiction;

        (c) Exercise any other right or remedy provided by law or agreement, including, without limitation, the right to recover deficiency or other judgment for any amount due under the Second Priority Indenture, the Notes, the Second Priority Guarantee, or hereunder;

        (d) Take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Mortgagor or other Person in possession shall forthwith, upon demand of the Mortgagee, surrender to the Mortgagee possession of the Vessel and the Mortgagee may, without being responsible for loss or damage except in case of the Mortgagee's own gross negligence, willful misconduct or bad faith, hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from any sale thereof or from the exercise of any of the powers conferred by subparagraph
(e) next following, all costs, expenses, charges, damages or losses by reason of such use and with the right to dock the Vessel free of charge at the Mortgagor's dock located at Buffington Harbor, Gary, Indiana (or elsewhere at the Mortgagor's expense);

        (e) Demand, collect, receive, compromise and sue for, so far as may be permitted by law, in the name of the Mortgagor, all earnings, revenues, income and profits of the Vessel, all amounts due from insurers under any insurance thereon as payments of losses or as return premiums or otherwise, all salvage awards and recoveries, all recoveries in general average or otherwise, and all other sums due or to become due in respect of the Vessel, or in respect of any insurance thereon, from any Person whomsoever, and to make, give and execute in the name of the Mortgagor acquittances, receipts, releases or other discharges for the same, and to endorse

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

and accept in the name of the Mortgagor all instruments in writing with respect to the foregoing, and the Mortgagor does hereby irrevocably appoint the Mortgagee the true and lawful attorney-in-fact of the Mortgagor, upon the happening of an Event of Default, to do all said acts; and

        (f) Take and enter into possession of the Vessel at any time, wherever the same may be, without legal process and, if it seems desirable to the Mortgagee and without being responsible for loss or damage except in case of the Mortgagee's own gross negligence, willful misconduct or bad faith, sell the Vessel upon such terms and conditions as the Mortgagee may determine, free from any claim of or by the Mortgagor, at a public sale or sales after advertisement or at a private sale or sales after notice to the Mortgagor, at any place as the Mortgagee may specify and in such commercially reasonable manner as the Mortgagee may deem advisable.

        In any suit to enforce its rights, powers or remedies, the Mortgagee shall be entitled as a matter of right (i) to the appointment of a receiver or receivers of the Vessel and the earnings thereof with full rights and powers to use and operate the Vessel, and (ii) to a decree ordering and directing the sale and disposition of the Vessel. The Mortgagee may become the purchaser at the said sale, and the Mortgagee shall have the right to credit on the purchase price any and all sums of money due to the Mortgagee hereunder.

        Each and every right and remedy provided in this Section 4.2 shall be cumulative and in addition to every other remedy given hereunder or otherwise existing. The exercise of any right or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right or remedy. No waiver, delay or omission by the Mortgagee in the exercise of any right or remedy accruing upon any Event of Default shall impair the Mortgagee's right to exercise such right or remedy or be construed to be a waiver of any such Event of Default or to be any acquiescence therein. Nothing contained herein shall limit any rights or remedies available to the Mortgagee under the Second Priority Indenture, the Notes, the Second Priority Guarantee, or the Collateral Documents, regardless of the existence of an Event of Default.

        Nothing in this Section 4.2 shall be interpreted in such manner as to permit the Mortgagor to act unreasonably or exercise any remedies contrary to applicable law.

        4.3 Application of Moneys. The proceeds of any judicial or other sale of the Vessel and the net earnings from any management, charter, lease, operation or other use of the Vessel, under any of the powers specified in
Section 4.2, together with the proceeds of any insurance, claim for damages, or judgment and any other moneys received from or for the account of the Mortgagor pursuant hereto or otherwise shall be applied in accordance with the provisions of the Second Priority Indenture and the Priority Intercreditor Agreement.

        4.4 Advances and Entry by Mortgagee. If the Mortgagor shall default in the performance or observance of any of the covenants in this Mortgage, the Mortgagee may, in its discretion, do any act or make any expenditures the Mortgagee deems necessary or appropriate to remedy such default or protect the Mortgagee's rights, including, without limitation of the foregoing, the obtaining of insurance, the payment and discharge of taxes and liens, entry upon

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

the Vessel to make repairs (and for that purpose docking and maintaining the Vessel) and defending suits. The Mortgagor shall reimburse the Mortgagee on demand for any and all reasonable expenditures so made or incurred. Until the Mortgagor has so reimbursed the Mortgagee for such expenditures, advances and expenses, the amount thereof shall be a debt due from the Mortgagor to the Mortgagee, and payment thereof shall be secured by the lien of this Mortgage.

        4.5 Sales, etc. of Certain Assets. Unless and until one or more Events of Default shall occur and be continuing, the Mortgagor: (a) shall be permitted to retain actual possession and use of the Vessel; and (b) shall have the right, from time to time, in its discretion and without application to the Mortgagee, and without obtaining a release therefrom by the Mortgagee, to dispose of free from the lien hereof any engines, boilers, machinery, covers, masts, bowsprits, boats, spars, anchors, cables, chains, rigging, tackle, capstans, fittings, tools, pumps and pumping equipment, gear, apparel, furniture, equipment, spare parts, supplies, accessions, accessories, or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, by first or simultaneously replacing the same with new engines, boilers, machinery, covers, masts, bowsprits, boats, spars, anchors, cables, chains, rigging, tackle, capstans, fittings, tools, pumps and pumping equipment, gear, apparel, furniture, equipment, spare parts, supplies, accessions, accessories, or other appurtenances of not less than equal value at the time of replacement, which shall forthwith become subject to the lien of this Mortgage as a preferred mortgage thereon under Chapter 313 unless otherwise permitted by the Second Priority Indenture.

                                    ARTICLE V

                                  MISCELLANEOUS

        5.1 Notices. All notices provided for herein shall be deemed to have been given (unless otherwise required by the specific provision hereof in respect of any matter) when delivered in the manner permitted in the Second Priority Indenture.

        5.2 Other Security. This Mortgage is given to secure the Secured Obligations in addition to other security and/or guaranties that may now or hereafter secure the Secured Obligations. The Mortgagee shall have no duty to exercise its rights or remedies under either this Mortgage or any other security or guaranty in any particular order, and the Mortgagor waives any right to require any marshalling of assets.

        5.3 Severability. If any provisions hereof shall be held invalid or unenforceable according to law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

        5.4 Successors and Assigns. All the covenants, stipulations, promises and agreements contained in this Mortgage shall bind and inure to the benefit of the Mortgagor and the Mortgagee and their respective successors and assigns; provided, however, that nothing in this Section 5.4 shall be deemed to permit any sale or transfer of the Vessel otherwise prohibited hereunder.

        5.5 No Waiver. No provision of this Mortgage or any other document and none of the actions or omissions to act by the Mortgagee contemplated thereby shall be deemed to or shall constitute a waiver by the Mortgagee of the preferred status of this Mortgage or of any of the benefits, privileges or provisions given by Chapter 313.

        5.6     Governing Law.

        (a) This Mortgage shall be governed by and construed in accordance with the general maritime laws of the United States of America to the extent applicable, and, to the extent that such laws are not applicable, the laws of the State of New York as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

        (b) The Mortgagee acknowledges, understands and agrees that the rules and regulations of the Indiana Gaming Commission (together with the Indiana Riverboat Gambling Act, the "Gaming Laws") may impose certain licensing or transaction approval requirements prior to the exercise of the rights and remedies granted to it under this Mortgage with respect to gaming equipment on board the Vessel that is subject to the Gaming Laws. In particular, the Mortgagee acknowledges, understands and agrees that it may not take a direct possessory interest in any gaming equipment, but will exercise such rights only through an agent appropriately licensed or approved by the Indiana Gaming Commission.

        (c) Notwithstanding any other provision of this Mortgage to the contrary, nothing in this Mortgage shall (i) effect any transfer of any ownership interest (within the meaning of 68 Indiana Administrative Code 5) in the Mortgagor or (ii) effect any transfer, sale, purchase, lease or hypothecation of, or any borrowing or loaning of money against, or any establishment of any voting trust agreement or other similar agreement with respect to (all within the meanings of Indiana Code 4-33-4-21), any certificate of suitability or any Gaming Licenses heretofore or hereafter issued to any Person, including the Mortgagor, under any of the Gaming Laws.

        (d) The Mortgagee acknowledges, understands and agrees that the Indiana Gaming Commission reserves the right to disapprove and subsequently cancel any contract that it determines does not comply with the Indiana Riverboat Gambling Act, Title 68IAC and the regulations promulgated thereunder.

        5.7 Recording. For the purpose of recording this Mortgage as required by Chapter 313, the total amount of the direct or contingent obligations that are or may be secured by this Mortgage is NINETY-EIGHT MILLION THREE HUNDRED EIGHTEEN THOUSAND THREE HUNDRED THIRTY-TWO AND AND 12/100 DOLLARS ($98,318,332.12), excluding interest, expenses and fees and any other amounts for which the Mortgagee may become liable in connection with the performance of Mortgage covenants. The discharge amount is the same as the total amount, and there is no separate discharge amount for property other than the Vessel.

                                   ARTICLE VI

               SUBORDINATION TO THE FIRST PREFERRED SHIP MORTGAGE

        6.1 Subordination. So long as the First Preferred Ship Mortgage is outstanding, this Mortgage is subject and subordinate thereto and all provisions of this Mortgage shall be construed according to the following:

        (a) Anything herein to the contrary notwithstanding, this Mortgage is fully subject to and fully subordinate to the First Preferred Ship Mortgage, and the rights, remedies, priorities and powers granted to the Mortgagee herein are fully subject to and are fully subordinate to the corresponding rights, remedies, priorities and powers granted to the First Mortgagee under the First Preferred Ship Mortgage and may not be exercised in such a manner as to impair or prejudice such rights, remedies, priorities and powers under the First Preferred Ship Mortgage except as provided in this Article VI.

        (b) This Mortgage has the right of succession on payment or discharge of the First Preferred Ship Mortgage.

        (c) So long as the First Preferred Ship Mortgage is outstanding the Mortgagee may exercise the rights and remedies expressed herein only in accordance with the terms and conditions of the Priority Intercreditor Agreement.

        (d) To the extent that the provisions of the First Preferred Ship Mortgage require the Mortgagor to do something prohibited hereby or to refrain from doing something required hereby, or require a distribution of funds other than as provided herein, no Event of Default shall result from the Mortgagor's compliance with such provisions. So long as any portion of the debt to the First Mortgagee is outstanding, the Mortgagee may not require the Mortgagor to comply with the provisions of this Mortgage to the extent that they require different or additional performance than that required by the First Preferred Ship Mortgage unless the Mortgagee has obtained the prior written consent of the First Mortgagee.

        (e) This Mortgage may be amended only in accordance with the provisions of the Priority Intercreditor Agreement.

        (f) Mortgagee acknowledges that the First Mortgagee owes no duty to the Mortgagee in respect of this Mortgage, except that, in connection with the sale of the Vessel by the First Mortgagee, the First Mortgagee shall provide the Mortgagee with the same notice of sale that it provides any buyer.

         [The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, the Mortgagor has caused this Preferred Ship Mortgage to be executed by its duly authorized representative on March 25, 2003, and delivered to be effective as of the date first above written.

                                      TRUMP INDIANA, INC.

                                      By: /s/ John P. Burke
                                         ---------------------------------------
                                      Name:  John P. Burke
                                      Title: Exec. V.P. and Treasurer


                                 ACKNOWLEDGEMENT

State of New York )
                  ) ss.:
County of New York)

         Before me, a Notary Public in and for said State and County, personally appeared John P. Burke, to me known, who being duly sworn stated that he/she is the Exec. V.P. and Treasurer of TRUMP INDIANA, INC., the corporation described in and which executed the foregoing instrument; and that he/she signed his/her name thereto pursuant to authority granted by the Board of Directors of said corporation and acknowledged the same to be his/her act and deed as such on behalf of said corporation.

        Witness my hand and Notarial Seal this 25th day of March, 2003.


                                            /s/ Paula S. Jaslow
                                            ------------------------------------
                                            Notary Public, State of New York
                                            No. 01JA5048244
                                            Qualified in New York County
                                            Commission Expires: December 1, 2005


My commission expires: 12/01/05

                           CONSENT OF FIRST MORTGAGEE

        U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Agent under that certain Priority Intercreditor Agreement, dated as of March 25, 2003, and mortgagee under that certain First Preferred Ship Mortgage dated as of March 25, 2003, HEREBY CONSENTS to the grant of the foregoing Preferred Ship Mortgage in favor of U.S. Bank National Association, in its capacity as Collateral Agent under said Priority Intercreditor Agreement and mortgagee under said Preferred Ship Mortgage.

                                     U.S. BANK NATIONAL ASSOCIATION,
                                        in its capacity as Collateral Agent
                                        under that certain Priority
                                        Intercreditor Agreement, dated as of
                                        March 25, 2003, and mortgagee under that certain First Preferred Ship Mortgage, dated as of March 25, 2003

                                     By: /s/ Richard H. Prokosch
                                        ----------------------------------------
                                     Name:  Richard H. Prokosch
                                     Title: Vice President


                                 ACKNOWLEDGEMENT

State of New York )
                  ) ss.:
County of New York)


        Before me, a Notary Public in and for said State and County, personally appeared Richard H. Prokosch, to me known, who being duly sworn stated that he/she is the Vice President of U.S. Bank National Association, the bank described in and which executed the foregoing Consent of First Mortgagee; and that he/she signed his/her name thereto pursuant to authority granted by the Board of said bank and acknowledged the same to be his act and deed as such on behalf of said bank.

        Witness my hand and Notarial Seal this 25th day of March, 2003.


                                            /s/ Paula S. Jaslow
                                            ------------------------------------
                                            Notary Public, State of New York
                                            No. 01JA5048244
                                            Qualified in New York County
                                            Commission Expires: December 1, 2005


My commission expires: 12/01/05

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